Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BETA TECHNOLOGIES, INC.

BETA Technologies, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1.

The original certificate of incorporation of the Company was filed with the office of the Secretary of State of the State of Delaware (the “Secretary”) on June 21, 2018. The original certificate of incorporation was amended and restated in its entirety pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary on January 28, 2021. The Amended and Restated Certificate of Incorporation was further amended and restated in its entirety pursuant to the Second Amended and Restated Certificate of Incorporation filed with the Secretary on March 16, 2021. The Second Amended and Restated Certificate of Incorporation was further amended and restated in its entirety pursuant to the Third Amended and Restated Certificate of Incorporation filed with the Secretary on April 1, 2022. The Third Amended and Restated Certificate of Incorporation was amended and restated in its entirety pursuant to the Fourth Amended and Restated Certificate of Incorporation filed with the Secretary on October 23, 2024. The Fourth Amended and Restated Certificate of Incorporation was further amended pursuant to the Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation filed with the Secretary on August 11, 2025. The Fourth Amended and Restated Certificate of Incorporation, as amended, was further amended and restated in its entirety pursuant to the Fifth Amended and Restated Certificate of Incorporation filed with the Secretary on September 26, 2025 (as amended and restated, the “Fifth Amended and Restated Certificate of Incorporation”).

2.

This Sixth Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

3.	This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Fifth Amended and Restated Certificate of Incorporation of the Company in its entirety.

4.	The text of the current Fifth Amended and Restated Certificate of Incorporation hereby is amended and restated in entirety as follows:

ARTICLE I

NAME

The name of the Company is BETA Technologies, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is 800 North State Street, Suite 304, Dover, DE 19901, and County of Kent. The name of its registered agent at such address is United Corporate Services Inc.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

I.	Authorized Capital.

The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,310,000,000, which shall be divided into three classes as follows: 1,250,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Amended and Restated Certificate of Incorporation, each share of common stock, par value $0.0001, of the Company (“Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified into an equal number of shares of Class A Common Stock. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock shall thereafter represent that number of shares of Class A Common Stock into which the shares of Old Common Stock represented by such certificate shall have been converted.

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

II.	Common Stock.

A. Voting Rights.

1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company.

2. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote of stockholders or for the consent of the stockholders of the Company.

3. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, each holder of Class B Common Stock shall be entitled to forty votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote of stockholders or for the consent of the stockholders of the Company.

B. Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the Board of Directors of the Company (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Company legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

C. Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, all assets of the Company of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of Class A Common Stock and Class B Common Stock as a single class unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

D. Subdivision, Combination or Reclassification. If the Company in any manner subdivides, combines or reclassifies the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided, combined or reclassified in the same manner; provided, however, that shares of one such class of Common Stock may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

E. Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Company), share ratably and be identical in all respects as to all matters.

F. Conversion of Class B Common Stock.

1. Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Company. Before any holder of Class B Common Stock shall be entitled voluntarily to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Company or of any transfer agent for the Class B Common Stock, and shall give written notice to the Company at its principal corporate office of the election to convert the same and shall state therein the name or names (a) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (b) in which such shares are to be registered in book entry if such shares are uncertificated. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or register such shares in book-entry form (if such shares are uncertificated). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert and the prior written consent of the Company required by this Section II.F.1 of Article IV, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section II.F.1 of Article IV shall be retired by the Company and shall not be available for reissuance.

2. Automatic Conversion.

(a)

Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon (i) the death or Disability (as defined below) of the initial holder (as defined below) thereof or (ii) the initial holder ceases to provide services to the Company as an officer, employee or director. For purposes of this Section II.F.2(a) of Article IV, “Disability” shall mean the inability of the initial holder to perform his duties to the Company as the result of his incapacity due to physical or mental illness, and such inability, continuing at least twenty-six weeks or one hundred eighty days in any consecutive twelve month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the initial holder or his legal representative (such agreement as to acceptability not to be unreasonably withheld) (the occurrence of an event described in clauses (i) or (ii) of this Section II.F.2(a) of Article IV, a “Conversion Event”).

(b)

Final Conversion of Class B Common Stock. Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Company, or any transfer agent of the Company, shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Section II.F.2 of Article IV shall thereupon be retired by the Company and shall not be available for reissuance.

3. Non-Transferability. The holder as of the date of this Amended and Restated Certificate of Incorporation of the Class B Common Stock (the “initial holder”) may not Transfer such Class B Common Stock to any other holder. For purposes of this Section II.F.3 of Article IV, a “Transfer” shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A

Transfer shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, voting control over a share of Class B Common Stock by proxy or otherwise, other than any voting agreement contained in that certain letter agreement, dated September 26, 2025, between the Company and Kyle Clark; provided, however, that the following shall not be considered a Transfer: (a) the grant of a proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting agreement that provides for the grant of a voting proxy to the Chief Executive Officer of the Company; (c) the pledge of shares of Class B Common Stock by the initial holder thereof that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the initial holder thereof continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a Transfer; (d) the fact that the spouse of the initial holder of the Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; (e) a transfer of Class B Common Stock by the initial holder thereof made for bona fide estate planning purposes, either during his lifetime or on death by will or intestacy to his spouse, child (natural or adopted), or any other direct lineal descendant of the initial holder thereof (or his spouse) (all of the foregoing collectively referred to as “family members”), or any other relative or person approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such initial holder or any such family members; or (f) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Change of Control Transaction; provided, however, that such Change of Control Transaction was approved by at least a majority of the Board then in office.

4. Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

5. Protective Provisions. The Company shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Section II of Article IV (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws (as defined in Article V hereof), and the holders of Class A Common Stock shall have no right to vote thereon.

G. Definitions. For purposes of this Article IV:

1. “Change of Control Transaction” means (i) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Company), provided, that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Company and any direct or indirect subsidiary or subsidiaries of the Company shall not be deemed a Change of Control Transaction; (ii) the merger, consolidation, business combination, or other similar transaction of the Company with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company and more than 50% of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Company immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction; or (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Company, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company and more than 50% of the total number of outstanding shares of the Company’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Company immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Company, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned the voting securities of the Company immediately prior to the transaction. For the avoidance of doubt, any conversion of the Class B Common Stock shall not be considered a “Change of Control” or be taken into account in any determination of whether a “Change of Control” has occurred.

2. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

3. “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

4. “voting control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

III.	Preferred Stock.

A. Preferred Stock may be issued from time to time by the Company for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, after the date on which the outstanding shares of Class B Common Stock represent less than 50% of the combined voting power of Class A Common Stock and Class B Common Stock, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares Class A Common Stock and Class B Common Stock entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except, for the avoidance of doubt, holders of Class B Common Stock will not be deemed to be beneficial owners of Class A Common Stock).

B. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, after the date on which the outstanding shares of Class B Common Stock represent less than 50% of the combined voting power of Class A Common Stock and Class B Common Stock, in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined exclusively from time to time by resolution adopted by the Board; provided, however, that at any time on which the outstanding shares of Class B Common Stock represent at least 35% of the combined voting power of Class A Common Stock and Class B Common Stock, the stockholders may also fix the number of directors by resolution adopted by the stockholders by written consent in lieu of a meeting. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board to their respective class.

B. For so long as General Electric Company, operating through its GE Aerospace division (collectively, “GE Aerospace”), beneficially owns at least 6,217,138 shares of Class A Common Stock or there exists a Commercial Relationship (as defined in that certain letter agreement, dated September 26 2025, between the Company and GE Aerospace), GE Aerospace shall have the right (but not the obligation) to designate one individual (the “GE Director Designee”) for election to the Board (the “Director Designation Right”), and the Company shall take all necessary actions to include the GE Director Designee in the slate of director nominees recommended by the Board for election by the stockholders at each applicable meeting of stockholders (or action by written consent) at which directors of the class to which the GE Director Designee is assigned are to be elected. The Director Designation Right shall terminate and be of no further force and effect at such time as GE Aerospace no longer beneficially owns at least 6,217,138 shares of Class A Common Stock or there is no longer a Commercial Relationship (as defined in the Letter Agreement referenced above). Each GE Director Designee who is thereafter elected to serve as a director shall be referred to herein as a “GE Director”).

C. GE Aerospace shall have the exclusive right to (i) remove without cause the GE Director from the Board (and, notwithstanding anything to the contrary set forth herein or otherwise, for so long as GE Aerospace has the Director Designation Right, the shares of Common Stock held by GE Aerospace shall be the only shares entitled to vote on the removal without cause of any GE Director and the shares of Common Stock owned by any other holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights on such matter), and the Company shall facilitate the removal of any such GE Director from the Board upon the receipt by the Company of action by GE Aerospace effecting such removal and (ii) fill any vacancy created by reason of death, resignation, retirement, disqualification or removal of such GE Director (and the Company shall facilitate the appointment to the Board for the person designated by GE Aerospace to fill any such vacancy). Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted to GE Aerospace under this Article VI, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, although if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that after the date on which the outstanding shares of Class B Common Stock represent less than 35% of the combined voting power of Class A Common Stock and Class B Common Stock, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders other than GE Aerospace with respect to the GE Director). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Subject to Section C of this Article VI, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of Common Stock entitled to vote thereon, voting as a single class; provided, however, that after the date on which the outstanding shares of Class B Common Stock represent less than 35% of the combined voting power of Class A Common Stock and Class B Common Stock, any such director or all such directors other than the GE Director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

E. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

F. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

G. For purposes of this Article VI, “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders. All references in this Article VII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation) in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board by the DGCL (any such person, a “141(a) Person”).

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Company or 141(a) Person existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. For as long as the outstanding shares of Class B Common Stock represent 35% or more of the combined voting power of Class A Common Stock and Class B Common Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. At any time when the outstanding shares of Class B Common Stock represent less than 35% of the combined voting power of Class A Common Stock and Class B Common Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board; provided, however, that at any time on which the outstanding shares of Class B Common Stock represent at least 35% of the combined voting power of Class A Common Stock and Class B Common Stock, special meeting of the stockholders of the Company for any purposes or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of the holders of at least a majority of Class B Common Stock.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Company, and (ii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

B. No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section D of this Article IX. Subject to Section D of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

C. The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

D. The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company, and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity.

E. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

F. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Person that, directly or indirectly, is controlled, controls or is under common control and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

DGCL SECTION 203

A. The Company hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

MISCELLANEOUS

A. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

B. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, employee, agent or stockholder of the Company arising out of or relating to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws, (v) any action asserting a claim against the Company or any current or former director, officer, employee, agent or stockholder of the Company governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. For the avoidance of doubt, this Section B of Article XI shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended.

C. To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Article XI.

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IN WITNESS WHEREOF, BETA Technologies, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 3rd day of November, 2025.

BETA Technologies, Inc.

By:	/s/ Herman Cueto
Name: Herman Cueto
Title: Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation]